Exhibit 99.1

Investor Contacts	Media Contact
Olga Guyette, Vice President-Investor Relations & Treasury	Josh Gitelson, Sr. Director-Global Communications
(781) 356-9763	(781) 356-9776
olga.guyette@haemonetics.com	josh.gitelson@haemonetics.com

David Trenk, Sr. Manager-Investor Relations
(203) 733-4987
david.trenk@haemonetics.com

Martin Madaus Elected to Haemonetics Board of Directors

BOSTON, July 28, 2026 -- Haemonetics Corporation (NYSE: HAE) a global medical technology company focused on delivering innovative medical solutions to drive better patient outcomes, announced today that Martin Madaus has been elected to the Company’s Board of Directors, effective July 24, 2026.

Dr. Madaus brings more than 30 years of leadership experience in the diagnostics and life sciences tools industries, having helped drive corporate strategy, commercial growth and operational transformation as both a chief executive officer and a board member. He currently serves as Senior Operating Executive at The Carlyle Group, where since 2019 he has advised on healthcare investments and portfolio company performance. Previously, Dr. Madaus served as Chairman and Chief Executive Officer of Ortho Clinical Diagnostics, Inc. (now QuidelOrtho Corporation), a global provider of in vitro diagnostics, where he led the company’s business turnaround following its carve-out from Johnson & Johnson. Earlier, as Chairman, President and Chief Executive Officer of Millipore Corporation, he led the company's transformation into a leading life sciences company, culminating in its acquisition by Merck KGaA in 2010. Before Millipore, Dr. Madaus served as President and Chief Executive Officer of Roche Diagnostics North America.

In addition to his executive leadership experience, Dr. Madaus is an active board leader and currently serves as Chair of the Board of Repligen Corporation and as a member of the board of directors of Azenta, Inc. He holds a Doctor of Veterinary Medicine from the University of Munich in Germany and a Ph.D. in Veterinary Medicine from the Veterinary School of Hanover in Germany.

"Martin has built and transformed some of the world's leading healthcare companies and brings deep operational, commercial and strategic leadership experience to our Board," said Ellen Zane, Chair of Haemonetics' Board of Directors. "His track record of leading complex global organizations, driving operational excellence and creating shareholder value will be invaluable as Haemonetics continues to execute its strategy, expand its leadership across attractive end markets and deliver long-term value for patients, customers and shareholders."

ABOUT HAEMONETICS

Haemonetics is a global medical technology company dedicated to improving the quality, effectiveness and efficiency of health care. Our Apheresis business features proprietary technologies designed to enhance safety, yield, donor satisfaction and operational efficiency for plasma and blood collectors around the world. Our MedSurg business offers Blood Management Technologies to help inform treatment decisions and optimize the management of blood products, and Interventional Technologies, including advanced vascular closure systems and sensor-guided technologies, designed to drive procedural effectiveness and elevate the patient experience. To learn more about Haemonetics, visit www.haemonetics.com.